Exhibit 99.2

Long Island Iced Tea Corp. Announces Growth in Ready-to-Drink Tea Segment

Delivers 109% annual sales growth

Expands into new markets and new product offerings

Will explore expansion into the high growth Alcohol Segment; adds industry veteran Julian Davidson

Hicksville, NY (June 17, 2015) — Long Island Iced Tea Corp. (OTCBB: OLIC) (the “Company”), a growth-oriented company focused on the ready-to-drink (“RTD”) tea segment in the beverage industry, announced today that it achieved a 109% annual Sales Growth for the last twelve months ended March 2015. The RTD tea market is $5.3 billion in size and expected to grow at 10% annually over the next 5 years (Source: IBISWorld Industry Report OD4297: RTD Tea Production in the US). This growth has been fueled by a consumer shift away from carbonated soft drinks to healthier alternatives. The Company continues to develop its existing sales channels and expand distribution networks as its market presence continues to grow. Over the last twelve months, the Company has entered new markets which include: Pennsylvania, Massachusetts, New Hampshire, Rhode Island, Delaware, Virginia, Maryland, Florida, as well as parts of the Caribbean. The Company has also grown its product offering to include gallon size packaging for customers seeking to buy in bulk and a low calorie 12 ounce product line for local area schools.

The Company also announced today that is has begun exploring entry into the $200 billion alcohol industry, with the hope to establish itself as multi-beverage alcohol and non-alcohol company.

Philip Thomas, CEO of the Company, commented, "We continue to develop a strong presence in the RTD tea market and believe we are well positioned to capitalize on a market that has grown significantly over the past several years and is expected to continue seeing robust expansion going forward. At the same time, capitalizing on our strong brand and product, we believe we may be able to take advantage of another shift in consumer demand within the alcohol segment – one that is being driven primarily by Millennials who are increasingly moving away from beer, and to wine and spirits. We are very excited about where we stand as a business and the tremendous runway for growth we have ahead of us”

The Company hopes to have alcohol beverage products in the market as early as June 2016. To assist the Company in exploring this initiative, the Company has engaged Julian Davidson as a consultant to spearhead this new initiative. Mr. Davidson has nearly 25 years of experience in the alcoholic beverage industry, including most recently serving as Chief Executive Officer of Independent Liquor NZ’s businesses in New Zealand, the United States and Canada. Independent Liquor NZ is New Zealand's leading manufacturer and distributor of pre-mixed RTD alcoholic beverages, as well as having beer, spirit and cider portfolios, and is recognized for its highly innovative approach to brand development and marketing. Independent Liquor NZ was sold to Asahi in 2011 for approximately NZ$1.5 billion. (Source: UnitasCapital Press Release; August 18, 2011)

Mr. Thomas commented, "We are excited to have Julian Davidson, a seasoned veteran in the space, as a partner in our efforts to explore entering into the dynamic alcohol industry.”

About Long Island Iced Tea Corp.

Headquartered in Long Island, New York, Long Island Iced Tea Corp. operates in the ready-to-drink tea segment of the beverage industry. The Company has developed non-alcoholic, premium iced tea bottled beverages made with quality ingredients that are offered at an affordable price. The Company is currently organized around its flagship brand Long Island Iced Tea, a premium, ready-to-drink iced tea sold primarily on the East Coast of the United States through a network of distributors. The Company’s website is www.longislandicedtea.com.

Forward Looking Statements

This press release includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of the Company’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements.

Forward-looking statements are inherently uncertain and subject to a variety of events, factors and conditions, many of which are beyond the control of the Company and not all of which are known to the Company, including, without limitation those risk factors described from time to time in the Company’s reports filed with the SEC. Among the factors that could cause actual results to differ materially are: inability to achieve projected results; inability to protect intellectual property; inability to effectively manage growth; failure to effectively integrate the operations of acquired businesses; competition; loss of key personnel; increases in costs of operations; continued compliance with government regulations; general economic conditions; lack of capital necessary to expand its operations into the alcohol segment; and the possibility that the Company determines not to enter into the alcohol segment for any reason. Most of these factors are outside the control of the Company and are difficult to predict. The information set forth herein should be read in light of such risks. The Company assumes no obligation to update the information contained in this press release except as required by law.

Contacts:

For Investors

Phil Thomas

Long Island Iced Tea Corp.

1-855-542-2832

info@longislandteas.com